Exhibit 10.2
     *** INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
SETTLEMENT AGREEMENT
     THIS SETTLEMENT AGREEMENT (this “Agreement”) dated as of March 18, 2009 (the “Effective Date”) is entered into between Medicis Pharmaceutical Corporation, a Delaware corporation with offices located at 7720 North Dobson Road, Scottsdale, Arizona 85256 on behalf of itself and its Affiliates (collectively, “Medicis”), and Barr Laboratories, Inc. (a wholly owned subsidiary of Teva Pharmaceuticals USA, Inc. (“Teva USA”)), a Delaware corporation with offices located at 225 Summit Avenue, Montvale, NJ 07645 on behalf of itself and its Affiliates (collectively, “Teva”).
     WHEREAS, Medicis is the owner of the Patent Rights (as defined below);
     WHEREAS, Teva filed and owns the ANDA (as defined below) and has manufactured and sold Generic Product (as defined below) without authorization from Medicis, which manufacture, use, sale, offer for sale, importation and distribution infringes or induces the infringement of one or more of the Patent Rights; and
     WHEREAS, in consideration for Teva’s agreement to immediately cease manufacturing, using, selling, offering for sale, importing and distributing Generic Product and stipulate to the validity of the Patent Rights, Medicis agrees to release Teva from liability arising from the manufacture and distribution of the Generic Product prior to the Effective Date, all on the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. DEFINITIONS.
          1.1 “Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with, such entity. An entity shall be regarded as in control of another entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other entity by any means whatsoever. For clarity, Teva USA hereby represents as of the Effective Date that Barr Laboratories, Inc. is an Affiliate of Teva USA.
          1.2 “AG Date” means the earlier of:
(a) November ***, 2011;
(b) *** or
(c) ***

A-1

          1.3 “ANDA” means the Abbreviated New Drug Application #65-485 and any supplements or amendments thereto.
          1.4 “Confidential Information” means all non-public materials, information and data concerning the disclosing party and its operations that is disclosed by the disclosing party to the receiving party pursuant to this Agreement or the License Agreement, orally or in written, electronic or tangible form, or otherwise obtained by the receiving party through observation or examination of the disclosing party’s operations. Confidential Information includes, but is not limited to, information about the disclosing party’s financial condition and projections; business, marketing or strategic plans; sales information, customer lists; price lists; databases; trade secrets; product prototypes and designs; techniques, formulae, algorithms and other non-public process information. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such materials, information and data that, and only to the extent, the recipient can establish by written documentation: (a) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (b) is disclosed to the recipient free of confidentiality obligations by a Third Party who has the right to make such disclosure without obligations of confidentiality, (c) is or becomes part of the public domain through no fault of the recipient, or (d) the recipient can reasonably establish is independently developed by persons on behalf of recipient without the use of the information disclosed by the disclosing party.
          1.5 “FDA” means the United States Food and Drug Administration or any successor entity thereto.
          1.6 “Generic Product” means, ***
          1.7 “License Agreement” shall have the meaning set forth in Section 2.5.1.
          1.8 “Patent Rights” means (a) the patents and patent applications listed on Exhibit A to this Agreement, (b) ***; (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clauses (a) and (b) above or the patent applications that resulted in the patents described in clauses (a) and (b) above, and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.
          1.9 “Solodyn Products” means the Solodyn® products listed on Exhibit B.
          1.10 “Third Party” means any person or entity other than Medicis or Teva.
     2. RELEASE; PERMANENT INJUNCTION; LICENSE AGREEMENT.
          2.1 Releases. Teva represents and warrants that, as of the Effective Date, it has only distributed in the United States those units of Generic Product without authorization from Medicis as set forth on Schedule A (the “Distributed Quantities”), and the Distributed Quantities are the only infringements of the Patent Rights by Teva with respect to the sale or offer for sale of Generic Product in the United States. In consideration for the covenants set forth in this Agreement, and in reliance on the representation and warranty in the preceding sentence, Medicis hereby as of the Effective Date (on behalf of itself, the Medicis Indemnified Parties, and their predecessors, successors and assigns) irrevocably releases Teva (and the Teva Indemnified Parties, and their predecessors, successors, assigns, suppliers, purchasers, customers and patients) from all claims and other Losses arising from the manufacture, use, sale, offer for sale, importation or distribution of Generic Product prior to the Effective Date (including, without limitation, infringement or induced infringement of any of the Patent Rights by any of such activities or by filing the ANDA).
          2.2 Prior to AG Date. Commencing on the Effective Date and continuing until the occurrence of the AG Date, Teva shall not, and shall not directly or indirectly encourage or assist any Third Party, on a voluntary basis, to develop, make, use, sell, offer for sale, distribute, import or otherwise commercialize any Generic Product in the United States, except as expressly permitted by the terms of the License Agreement.
          2.3 Validity of Patent Rights. Teva hereby admits that the claims of the Patent Rights are valid and enforceable. Teva hereby admits that the making, using, offering to sell, selling, importation and/or distribution into the United States of a Generic Product is covered by one or more claims of *** under 35 U.S.C. § 271. The foregoing admission shall be binding on Teva and admissible against Teva in any dispute or litigation between the parties regarding the Patent Rights, and Teva will not challenge any such admission. This Section 2.3 (including, without limitation, those admissions regarding validity and enforceability) shall apply only to Generic Products (and no other products), and further shall apply only in the United States.
          2.4 Consent Judgment for Permanent Injunction. Upon the Effective Date, Medicis and Teva shall cause to be completed, executed and filed with the United States District Court for the District of Delaware (the “Court”) a Consent Judgment and Permanent Injunction in the form attached hereto as Exhibit C, and Medicis, with Teva’s agreement, shall move for the entry of the Consent Judgment and Permanent Injunction by such Court.
          2.5 License Agreement.
               2.5.1 Effective on the AG Date, and pursuant to a separate license agreement to be entered into between Teva and Medicis (the “License Agreement”), Medicis will grant to Teva a non-exclusive license under the Patent Rights to make, use, sell, offer for sale and import a Generic Product in or for the United States (where “United States” for purposes of this Agreement shall include its territories and possessions, including, without limitation, the District of Columbia and the Commonwealth of Puerto Rico (but excluding direct sales of Generic Product into the Commonwealth of Puerto Rico)). If the AG Date occurs before the License Agreement is executed by the parties, then such license shall go into effect as of the AG Date (and before the AG Date for reasonable commercial preparation as contemplated by the first bullet below), and the parties shall work to expedite reaching agreement on the License Agreement. Neither party shall enter into any agreement in conflict with any provisions of this Agreement or any provisions to be included in the License Agreement.

               2.5.2 Commencing on the Effective Date, the parties shall negotiate in good faith the terms of and enter into the License Agreement, which will contain the following provisions:
•	Unless earlier terminated for cause or by Teva for convenience, the term of the License Agreement shall extend from the AG Date and remain in effect until the expiration of the last to expire of the Patent Rights. ***.

•	In exchange for the license rights to be granted under the License Agreement, Teva agrees that (a) during the term of the License Agreement Teva shall not make, use, sell, offer for sale, import or distribute a Generic Product in the United States except for Generic Product in accordance with the terms of the License Agreement, and (b) in the case of an early termination of the License Agreement by Medicis because of a material, uncured breach by Teva, and continuing until the expiration of the last to expire of any valid and enforceable Patent Rights covering Generic Product, Teva shall not make, use, sell, offer for sale, import or distribute a Generic Product in the United States;

•	Teva shall pay to Medicis on a quarterly basis, on such additional terms as are agreed by the parties, for any Generic Product sold after the AG Date (and, for clarity, not including any of the Distributed Quantities for which no payments will be owed Medicis): *** of all gross profit (meaning net sales minus costs of good sold) resulting from sales of Generic Product made by Teva within *** of the AG Date and covered by a valid, issued and enforceable unexpired Patent Right licensed to Teva under the License Agreement, which amount Medicis shall have the right to audit on customary terms, ***

•	Medicis and Teva will each indemnify the other for third party claims arising from their actions under the License Agreement and breaches of representations and warranties; and

•	such other terms as the parties may agree and as are commercially reasonable and usual and customary for agreements of such type.
               2.5.3 If the parties do not agree upon the terms of the License Agreement within six (6) months following the Effective Date, then either party may, by written notification to the other party, submit the matter to binding “baseball” arbitration to determine the terms of the License Agreement as follows. Promptly following receipt of such notice, the parties shall meet and discuss in good faith and agree on an arbitrator to resolve the issue, which arbitrator shall be neutral and independent of both parties, shall have significant experience and expertise in license agreements in the generic pharmaceutical industry, and shall have some experience in mediating or arbitrating issues relating to such agreements. If the parties cannot agree on such arbitrator within thirty (30) days of request by a party for arbitration, then such arbitrator shall be appointed by the American Arbitration Association, which arbitrator must meet the foregoing criteria. Within fifteen (15) days after an arbitrator is selected (or appointed, as the case may be), each party will deliver to both the arbitrator and the other party a detailed written proposal setting forth its proposed terms for the License Agreement, which terms shall not conflict with the terms set forth in Section 2.5.2 (the “Proposed Terms” of the party) and a memorandum (the “Support Memorandum”) in support thereof, not exceeding ten (10) pages in length. The parties will also provide the arbitrator a copy of this Agreement, as may be amended at such time. Within fifteen (15) days after receipt of the other party’s Proposed Terms and Support Memorandum, each party may submit to the arbitrator (with a copy to the other party) a response to the other party’s Support Memorandum, such response not exceeding five (5) pages in length. Neither party may have any other communications (either written or oral) with the arbitrator other than for the sole purpose of engaging the arbitrator or as expressly permitted in this Section 2.5.3; provided that, the arbitrator may convene a hearing if the arbitrator so chooses to ask questions of the parties and hear oral argument and discussion regarding each party’s Proposed Terms. Within sixty (60) days after the arbitrator’s appointment, the arbitrator will select one of the two Proposed Terms (without modification) provided by the parties that he or she believes is most consistent with the intention underlying and agreed principles set forth in this Agreement and most accurately reflects industry norms for a transaction of this type. The decision of the arbitrator shall be final, binding, and unappealable and the parties shall promptly enter into a License Agreement having the terms set forth in the Proposed Terms selected by the arbitrator. For clarity, the arbitrator must select as the only method to determine the terms of the License Agreement one of the two sets of Proposed Terms, and may not combine elements of both Proposed Terms or take any other action. The parties shall share equally the out-of-pocket costs of such arbitration.
          2.6 No Licenses. Nothing in this Agreement shall be construed as: (a) an obligation to bring or prosecute actions or suits against Third Parties for infringement of any patent, whether within the Patent Rights or otherwise; (b) conferring a right to use in advertising, publicity, promotion or otherwise any trademark or trade name of Medicis; or (c) granting by implication, estoppel or otherwise, any licenses or rights under the Patent Rights or any other patents, except pursuant to the License Agreement.
     3. TERM AND TERMINATION.
          3.1 Term. Subject to Section 3.2, this Agreement shall expire on the expiration of the last to expire of the Patent Rights; provided, however, that if there are no valid, issued patents within the Patent Rights, but there are at such time pending patent applications within the Patent Rights, then subject to the terms and conditions of this Agreement, the term of this Agreement shall continue for the pendency of such pending patent applications. The expiration or termination of this Agreement shall not cause the expiration or termination of the License Agreement and vice versa.
          3.2 Termination for Cause. Either party may terminate this Agreement upon or after the material breach of any material provision of this Agreement by the other party if the other party has not cured such breach within forty-five (45) days after receipt of express written notice thereof by the non-breaching party. Any termination of this Agreement by Medicis for material uncured breach by Teva shall give rise to a right of Medicis also to terminate the License Agreement; however, any breach of the License Agreement will not be automatically deemed a breach of this Agreement.
          3.3 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 2.1, 2.2, 2.3, 2.6, 3.3, 4, 5.4, 6 and 7 shall survive the expiration or termination of this Agreement. No other provisions shall survive expiration or termination of this Agreement.
     4. CONFIDENTIALITY.
          4.1 Confidentiality. Until the last to expire of this Agreement or the License Agreement, and for a period of five (5) years following the expiration or earlier termination hereof or thereof, except with respect to any Confidential Information constituting a trade secret in which case the receiving party’s obligation continues in perpetuity, provided such receiving party has been informed as to the status of such Confidential Information as a trade secret, each party shall maintain in confidence all Confidential Information disclosed by the other party and the terms of this Agreement, and shall not use, grant the use of or disclose to any Third Party the Confidential Information of the other party other than as expressly permitted hereby. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information or the terms of this Agreement.
          4.2 Permitted Disclosures. Either party may disclose Confidential Information of the disclosing party (a) on a need-to-know basis, to such party’s directors, officers and employees to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement, and (b) to those agents and consultants, and contract manufacturers who need to know such information to accomplish the purposes of this Agreement (collectively, “Permitted Recipients”); provided such Permitted Recipients are bound to maintain such Confidential Information in confidence at least to the same extent as set forth in Section 4.1.
          4.3 Litigation and Governmental Disclosure. Each party may disclose Confidential Information of the other party or the terms of this Agreement to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, complying with a court order or applicable law, governmental regulations or investigation, provided that if a party is required by law or regulation to make any such disclosure of the other party’s Confidential Information it will give reasonable advance notice to the other party of such disclosure requirement and will use good faith efforts to assist such other party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.
          4.4 Publicity. Except as expressly authorized hereunder, neither party shall make any publicity releases, interviews or other dissemination of information concerning this Agreement or its terms, or either party’s performance hereunder, to communication media, financial analysts or others without the prior written approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary in this Agreement, the parties understand and agree that either party, may, if so required, disclose some or all of the information included in this Agreement or other Confidential Information of the other party (a) in order to comply with its obligations under the law, including the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934; (b) in order to comply with the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or New York Stock Exchange or other similar laws of a governmental authority; (c) to respond to an inquiry of a governmental authority or regulatory authority as required by law; or (d) in a judicial, administrative or arbitration proceeding. In any such event the party making such disclosure shall (i) provide the other party with as much advance notice as reasonably practicable of the required disclosure, (ii) cooperate with the other party in any attempt to prevent or limit the disclosure, and (iii) limit any disclosure to the specific purpose at issue. In connection with any filing of a copy of this Agreement with the Securities and Exchange Commission, the filing party shall endeavor to obtain confidential treatment of economic and trade secret information, and shall keep the other party informed as the planned filing (including, but not limited to providing the other party with the proposed filing reasonably in advance of making the planned filing) and consider the requests of the other party regarding such confidential treatment. The parties agree that the press release(s) set forth on Schedule B will be issued as of the Effective Date.
     5. REPRESENTATIONS AND WARRANTIES.
          5.1 Representations.
               5.1.1 Each party hereby represents and warrants as of the Effective Date to the other party that (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
          5.2 Disclaimer of Warranties. Except for those warranties set forth in Section 5.1, neither party makes any warranty, written, oral, express or implied, with respect to this Agreement. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY BOTH PARTIES.
          5.3 Limitation of Liability. WITH THE EXCEPTION OF DAMAGES RESULTING FROM A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT OR ITS OBLIGATIONS UNDER SECTION 6 (INDEMNIFICATION), OR A BREACH BY TEVA OF SECTIONS 2.2 OR 2.3, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR LOSS OF USE OR PROFITS OR OTHER COLLATERAL, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT, WHETHER SUCH CLAIMS ARE FOUNDED IN TORT OR CONTRACT.
          5.4 Equitable Relief. Teva acknowledges and agrees that the obligations and undertakings of Teva pursuant to Sections 2.2 and 2.3 of this Agreement are reasonable and necessary to protect the legitimate interests of Medicis, that Medicis would not have entered into this Agreement in the absence of such provisions, and that Teva’s breach or threatened breach or failure to comply with such Sections 2.2 and 2.3 shall cause Medicis significant and irreparable harm, the amount of which shall be extremely difficult to estimate and ascertain, and for which money damages shall not be adequate. Teva further acknowledges and agrees that Medicis shall have the right to apply to any court of competent jurisdiction for an injunction order restraining any breach or threatened breach of Sections 2.2 or 2.3 of this Agreement and specifically enforcing the terms and provisions of such Sections of this Agreement, without the necessity of posting any bond or security or giving Teva an opportunity to cure, in addition to seeking any other remedy available to Medicis in law or equity. Teva agrees that it shall not challenge any of the foregoing acknowledgements and agreements concerning injunctive relief in any proceeding brought by Medicis.
     6. INDEMNIFICATION.
          6.1 Teva Indemnification. Teva shall indemnify, defend and hold harmless Medicis, its directors, managers, members, officers, employees, authorized subcontractors and agents (collectively the “Medicis Indemnified Parties”) from and against any and all liabilities, obligations, penalties, judgments, disbursements of any kind and nature, losses, damages, costs and expenses (including, without limitation, reasonable attorney’s fees and costs) (collectively, “Losses”) incurred as a result of any claims, demands, actions or other proceedings by a Third Party against an Indemnified Party to the extent arising out of Teva’s breach of any representation, warranty or covenant under this Agreement, except to the extent that such Losses arise out of Medicis’ breach of any representation, warranty or covenant under this Agreement.
          6.2 Medicis Indemnification. Medicis shall indemnify, defend and hold harmless Teva, its directors, managers, members, officers, employees, authorized subcontractors and agents (collectively the “Teva Indemnified Parties”) from and against any and all Losses incurred as a result of any claims, demands, actions or other proceedings by a Third Party against an Indemnified Party to the extent arising out of Medicis’ breach of any representation, warranty or covenant under this Agreement, except to the extent that such Losses arise out of Teva’s breach of any representation, warranty or covenant under this Agreement.
          6.3 Obligations. A party which intends to claim indemnification under this Section 6 (the “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”) in writing of any claim, demand, action, or other proceeding in respect of which the Indemnified Party intends to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnifying Party of any of its obligations hereunder except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall permit the Indemnifying Party, at its discretion, to settle any such action, claim or other matter. Notwithstanding the foregoing, the Indemnifying Party shall not enter into any settlement that would adversely affect the Indemnified Party’s rights hereunder, or impose any obligations on the Indemnified Party in addition to those set forth herein, in order for it to exercise such rights, without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation and defense of any claim, demand, action, or other proceeding covered by the indemnification obligations of this Section 6. The Indemnified Party shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

     7. GENERAL PROVISIONS.
          7.1 Notices. All notices hereunder shall be delivered by facsimile (confirmed by overnight delivery), or by overnight delivery with a reputable overnight delivery service, to the following address of the respective parties:

If to Medicis:	Medicis Pharmaceutical Corporation 7720 North Dobson Road Scottsdale, Arizona 85256 Attn: Chief Executive Officer Facsimile: 480-291-5175

with a copy to:	Medicis Pharmaceutical Corporation 7720 North Dobson Road Scottsdale, Arizona 85256 Attn: General Counsel Facsimile: 480-291-8508

If to Teva:	Teva Pharmaceuticals USA, Inc.
1090 Horsham Road.
North Wales, PA 19454
Attn: President & CEO
Facsimile: (215) 591-8803

With a copy to:	Teva Pharmaceuticals USA, Inc.
1090 Horsham Road.
North Wales, PA 19454
Attn: General Counsel
Facsimile: (215) 293-6499
     Notices shall be effective on the day of receipt. A party may change its address listed above by notice to the other party given in accordance with this Section 7.1.
          7.2 Entire Agreement. The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein. This Agreement shall be binding on each of Teva and Medicis and their respective permitted successors and assigns.
          7.3 Waiver. None of the provisions of this Agreement shall be considered waived by any party hereto unless such waiver is agreed to, in writing, by authorized agents of such party. The failure of a party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any party hereto.

          7.4 Obligations to Third Parties. Each party warrants and represents that this Agreement does not conflict with any contractual obligations, expressed or implied, undertaken with any Third Party.
          7.5 Assignment. Neither party shall assign this Agreement or any part hereof or any interest herein (whether by operation of law or otherwise) to any Third Party (or use any subcontractor) without the written approval of the other party; provided, however, that either party may assign this Agreement without such consent (i) to any Affiliate; and (ii) in the case of a merger, consolidation, change in control or sale of all or substantially all of the assets related to this Agreement. No assignment shall be valid unless the permitted assignee(s) assumes all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of its obligations hereunder. Any purported assignment in violation of this Section 7.5 shall be void.
          7.6 Governing Law. In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of Delaware, without regard to the principles of conflicts of laws. The federal and state courts in the State of Delaware shall have jurisdiction over the parties hereto in all matters arising hereunder (except for a matter addressed in Section 2.5.3) and the parties hereto agree that the venue with respect to such matters will be a state or federal court in the State of Delaware.
          7.7 Severability. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.
          7.8 Headings, Interpretation. The headings used in this Agreement are for convenience only and are not part of this Agreement.
          7.9 Attorneys’ Fees. The prevailing party shall be entitled to attorneys’ fees and its litigation or related expenses in any suit or proceeding with respect to the interpretation or enforcement of this Agreement.
          7.10 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of this page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives effective as of the Effective Date.

BARR LABORATORIES, INC.		MEDICIS PHARMACEUTICAL CORPORATION

By:		By:

	Name:		Name:

	Title:		Title:

By:

Name:

Title:

EXHIBIT A
Patent Rights

Issued Patents (all U.S.)	Pending Applications (all U.S.)
5,908,838	11/166,817 11/776,669 11/776,676 11/776,691 11/776,711 11/944,186 11/695,513 11/695,514 11/695,528 11/695,539 11/695,541 12/253,845

A-1

EXHIBIT B
Products

PRODUCT	NDC
Solodyn 45mg	99207-0460-30 99207-0460-10
Solodyn 90mg	99207-0461-30 99207-0461-10
Solodyn 135mg	99207-0462-30 99207-0462-10

B-1

EXHIBIT C
Consent Judgment for Permanent Injunction
IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF DELAWARE

MEDICIS PHARMACEUTICAL	)
CORPORATION,	)
)
Plaintiff,	)
)
v.	)	C.A. No. 09-033 (JJF)
)
MYLAN INC.;	)
MATRIX LABORATORIES LTD.;	)
MATRIX LABORATORIES INC.;	)
SANDOZ, INC.; and	)
BARR LABORATORIES, INC.	)
)
Defendants.	)
UNOPPOSED MOTION FOR ENTRY OF CONSENT JUDGMENT AND
PERMANENT INJUNCTION AS TO BARR LABORATORIES, INC.
     Plaintiff Medicis Pharmaceutical Corporation (“Medicis”) and Defendant Barr Laboratories, Inc. (“Barr”) having met, conferred, and agreed to resolve their dispute upon execution of a separate Settlement Agreement (“Settlement Agreement”), Medicis respectfully moves for entry of the executed Consent Judgment and Permanent Injunction submitted herewith. Barr does not oppose this motion.

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

Jack B. Blumenfeld (#1014) Karen Jacobs Louden (#2881) 1201 North Market Street Wilmington, DE 19899-1347 (302) 658-9200 Jblumenfeld@mnat.com klouden@mnat.com

Attorneys for Plaintiff Medicis Pharmaceutical Corporation
OF COUNSEL:
Matthew D. Powers
WEIL, GOTSHAL & MANGES LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Telephone: (650) 802-3000
Facsimile: (650) 802-3100
Elizabeth Stotland Weiswasser
Peter Sandel
Jennifer H. Wu
Andrew Werner
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, NY 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
Dated:

IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF DELAWARE

MEDICIS PHARMACEUTICAL	)
CORPORATION,	)
)
Plaintiff,	)
)
v.	)	C.A. No. 09-033 (JJF)
)
MYLAN INC.;	)
MATRIX LABORATORIES LTD.;	)
MATRIX LABORATORIES INC.;	)
SANDOZ, INC.; and	)
BARR LABORATORIES, INC.	)
)
Defendants.	)
CONSENT JUDGMENT AND PERMANENT INJUNCTION
AS TO BARR LABORATORIES, INC.
     This matter is before the Court on the unopposed motion of Plaintiff Medicis Pharmaceutical Corporation (“Medicis”) and Defendant Barr Laboratories, Inc. (“Barr”).
     WHEREAS, this Consent Judgment and Permanent Injunction as to Barr concerns only Medicis’s claims against Barr and Barr’s counterclaims against Medicis in this civil action no. 09-033-JJF (referred to herein as the “Litigation”).
     WHEREAS, Medicis requests that this Consent Judgment and Permanent Injunction as to Barr be entered in the above-captioned case, and Barr does not oppose Medicis’s request.
     WHEREAS, Medicis owns United States Patent No. 5,908,838 (“the ’838 patent”).

     WHEREAS, Barr submitted Abbreviated New Drug Application No. 65-485 (“Barr’s ANDA”) to the FDA under 21 U.S.C. § 355(j) seeking to obtain approval to commercially manufacture and sell generic minocycline HCl extended release tablets for the treatment of acne.
     WHEREAS, in the Litigation, Medicis alleged that Barr infringed one or more of claims 3, 4, 12, and 13 of the ’838 patent under 35 U.S.C. § 271(e)(2) by virtue of Barr’s submission of Barr’s ANDA to the FDA.
     WHEREAS, in this Litigation, Medicis alleged that it would be irreparably harmed if Barr is not enjoined from infringing or actively inducing or contributing to infringement of one or more of claims 3, 4, 12, and 13 of the ’838 patent.
     WHEREAS, in this Litigation, Medicis requested that this Court enter a permanent injunction enjoining Barr from infringing the ’838 patent.
     WHEREAS, Medicis and Barr have reached an agreement to finally settle the Litigation as set forth in this Consent Judgment and Permanent Injunction as to Barr and a separate Settlement Agreement (“Settlement Agreement”) which is contemporaneously and separately being executed.
     WHEREAS, final settlement of the Litigation will help Medicis and Barr avoid the substantial uncertainty and risks involved with prolonged litigation.
     WHEREAS, final settlement of this Litigation will permit Medicis and Barr to save litigation costs, as well as adhere to the judicially recognized mandate that encourages the settlement of litigation whenever possible.

     WHEREAS, final settlement of the Litigation serves the public interest by saving judicial resources and avoiding the risks to each of Medicis and Barr associated with infringement.
     WHEREAS, Medicis and Barr each consent to personal jurisdiction in Delaware for purposes of enforcing the Settlement Agreement.
     IT IS HEREBY ORDERED, DECREED, and ADJUDGED as follows:
     1. The Court has jurisdiction over Medicis and Barr and the subject matter of this Litigation.
     2. Barr acknowledges Medicis’s ownership and standing to sue for infringement of United States Patent No. 5,908,838 (“the ‘838 patent”).
     3. Barr acknowledges that the ’838 patent is valid and enforceable, as described more fully in the Settlement Agreement.
     4. Barr acknowledges that it has infringed the ’838 patent under 35 U.S.C. § 271(e)(2) and that Medicis did not authorize the manufacture, use, sale, offer for sale, importation and distribution of the product described in Barr’s ANDA.
     5. Barr and its affiliates, including, but not limited to, Teva Pharmaceuticals USA, Inc. (“Teva”), are permanently enjoined as of the date hereof from infringing the ’838 patent by the manufacture, use, offer to sell, sale, importation, or distribution of any current products, or future products having the same strength and dosage form of the current Solodyn® products, that are the subject of Barr’s ANDA that is not pursuant to a license granted by Medicis, and from inducing others to infringe the ’838 patent by inducing others to manufacture, use, offer to sell, sale, import, or distribute any current products, or future products having the same strength and dosage form of the current Solodyn® products, that are the subject of Barr’s ANDA that is not pursuant to a license granted by Medicis.
     6. All claims and counterclaims in this Litigation are hereby dismissed without prejudice.
     7. The parties are hereby ordered to comply with the terms of the Settlement Agreement.
     8. Each party shall bear its own costs and attorneys’ fees.
     9. This Court shall retain jurisdiction over Barr and Medicis for the purpose of enforcing the terms of this Consent Judgment and Permanent Injunction and over any matters related to or arising from the interpretation or enforcement of the Settlement Agreement or any legal or equitable claim concerning the Settlement Agreement by any third party.
IT IS SO ORDERED, DECREED AND ADJUDGED this ___ day of March, 2009 by:

The Honorable Joseph J. Farnan Jr. United States District Judge

Agreed to:

MORRIS, NICHOLS, ARSHT & TUNNELL LLP	POTTER ANDERSON & CORROON LLP

Jack B. Blumenfeld (#1014)
Karen Jacobs Louden (#2881)
MORRIS, NICHOLS, ARSHT & TUNNELL LLP
1201 North Market Street
Wilmington, DE 19899-1347
(302) 658-9200
Jblumenfeld@mnat.com
klouden@mnat.com

Attorneys for Medicis Pharmaceutical Corporation
Richard L. Horwitz (#2246)
David E. Moore (#3983)
D. Fon Muttamara-Walker (#4646)
Hercules Plaza, 6th Floor
1313 N. Market Street
Wilmington, DE 19801
(302) 984-6000
rhorwitz@potteranderson.com
dmoore@potteranderson.com
fmuttamara-walker@potteranderson.com

OF COUNSEL:	Attorneys for Barr Laboratories, Inc.

Matthew D. Powers
WEIL, GOTSHAL & MANGES LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Telephone: (650) 802-3000
Facsimile: (650) 802-3100

Elizabeth Stotland Weiswasser
Peter Sandel
Jennifer H. Wu
Andrew Werner
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, NY 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
OF COUNSEL:

Thomas J. Meloro
Eugene L. Chang
Michael W. Johnson
Chandra E. Garry
Fara S. Sunderji
WILLKIE FARR & GALLAGHER LLP
787 Seventh Avenue
New York, NY 10019
Telephone: (212) 728-8000
Facsimile: (212) 728-8111

SCHEDULE A
Distributed Quantities
45mg (30tab/bottle) — *** bottles
45mg (100tab/bottle) — *** bottles
90mg (30tab/bottle) — *** bottles
90mg (100tab/bottle) — *** bottles
135mg (30tab/bottle) — *** bottles
135mg (100tab/bottle) — *** bottles

SCHEDULE B
Press Release(s)
[Medicis/Teva] today announced they have agreed to terminate all legal disputes between them relating to SOLODYN® (minocycline HCl, USP) Extended Release Tablets. Pursuant to an agreement entered into between the parties, Teva has confirmed that Medicis’ patents relating to SOLODYN® are valid and enforceable, and cover Teva’s activities relating to its generic product under Abbreviated New Drug Application (ANDA) #65-485. As part of the settlement, Teva has agreed to immediately stop all further shipments of generic SOLODYN®. Medicis has agreed to release Teva from liability arising from any prior sales of its generic SOLODYN®, which were not authorized by Medicis.
Under the terms of the Settlement Agreement, Teva has the option to market its generic versions of SOLODYN® 45mg, 90mg and 135mg under the SOLODYN® intellectual property rights belonging to Medicis commencing in November 2011, or earlier under certain conditions. Additional terms were not disclosed.